                                                                     Exhibit 3.1

                              AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                          INTER-ATLANTIC FINANCIAL INC.

     Inter-Atlantic Financial, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"), hereby certifies that:

     1. The present name of the corporation is "Inter-Atlantic Financial, Inc." (hereinafter sometimes referred to as the "Corporation").


     2. The Corporation's original Certificate of Incorporation (the "Original Certificate of Incorporation") was filed in the office of the Secretary of State of Delaware on January 12, 2007 and amended and restated on February 7, 2007.


     3. This Amended and Restated Certificate of Incorporation (this "Amended and Restated Certificate of Incorporation") amends and restates in its entirety the Original Certificate of Incorporation (including all amendments thereto).


     4. The Amended and Restated Certificate of Incorporation (including all amendments thereto) shall be amended and restated to read in its entirety as follows:


                                      * * *

     FIRST: The name of the corporation is Inter-Atlantic Financial, Inc. (the "Corporation").

     SECOND: The registered office of the Corporation is to be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.


     THIRD: Subject to the immediately succeeding sentence, the purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law ("GCL"). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation; provided, however, that in the event a Business Combination (as defined below) is not consummated prior to the Termination Date (as defined below), then the purposes of the Corporation shall automatically, with no action required by the board of directors (the "Board") or the stockholders, on the Termination Date be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein on or after the Termination Date and the Corporation's powers shall thereupon be limited to those set forth in Section 278 of the GCL and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein. This Article Third may not be amended without the affirmative vote of at least 95% of the IPO Shares (as defined below) cast at a meeting of the Stockholders of the Corporation.


     FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 50,000,000 of which 49,000,000 shares shall be common stock of the par value of $.0001 per share ("Common Stock") and 1,000,000 shares shall be preferred stock of the par value of $.0001 per share ("Preferred Stock").

          (A) Preferred Stock. The Board is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.


          (B) Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote. The holders of Common Stock shall have no conversion rights other than as set forth in subparagraph C of ARTICLE SIXTH hereof. Subject to the preferential dividend rights, if any, applicable to shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive only such dividends as may be declared by the Board of Directors. Except as set forth in ARTICLE SIXTH, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, ratably, in proportion to the number of shares held by them, to receive all of the remaining assets of the Corporation available for distribution to holders of Common Stock.



     FIFTH: The Corporation's existence shall terminate on _______________, 2009 (the "Termination Date"). This ARTICLE FIFTH may not be amended without the affirmative vote of at least 95% of the IPO Shares (as defined below) unless such Amendment is in connection with, and becomes effective upon, the consummation of a Business Combination (as defined below). A proposal to so amend this ARTICLE FIFTH shall be submitted to stockholders in connection with any proposed Business Combination pursuant to ARTICLE SIXTH below.



     SIXTH: The following provisions (A) through (G) shall apply during the period commencing upon the consummation of the IPO and terminating upon the consummation of any "Business Combination," and may not be amended during the "Target Business Acquisition Period" without the affirmative vote of at least 95% of the IPO Shares (as defined below) cast at a meeting of stockholders of the Corporation. A "Business Combination" shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of a domestic or foreign operating business or businesses in or related to the financial services industry having collectively, a fair market value (as calculated in accordance with the requirements set forth below) of at least 80% of the Corporation's net assets at the time of the acquisition, provided, that, any acquisition of multiple operating businesses shall occur contemporaneously with one another ("Target Business"). The "Target Business Acquisition Period" shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation's initial public offering of securities ("IPO") up to and including the first to occur of (a) a Business Combination or (b) the Termination Date (defined below). For purposes of this Article, fair market value shall be determined by the Board based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow, and book value. If the Board is not able to independently determine that the Target Business has a sufficient fair market value, or if a conflict of interest exists, the Corporation will obtain an opinion from an unaffiliated, independent third party appraiser that is a member of the National Association of Securities Dealers, Inc.

          (A) Immediately after the Corporation's IPO, the amount of the net offering proceeds received by the Corporation in the IPO (including the proceeds of any exercise of the underwriter's over-allotment option) specified in the Corporation's registration statement on Form S-1 filed with the Securities and Exchange Commission (the "Registration Statement") at the time it goes effective shall be deposited and thereafter held in a trust account established by the Corporation (the "Trust Account"). Neither the Corporation nor any officer, director or employee of the Corporation shall disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination or (ii) the liquidation of the Corporation as discussed in Paragraph D below, in each case in accordance with the terms of the investment management trust agreement governing the Trust Account; provided, however, that (x) up to $1,000,000 of the interest earned on the Trust Account may be released to the Corporation to cover operating expenses, and (y) the Corporation shall be entitled to withdraw such amounts from the Trust Account as would be required to pay taxes on the interest earned on the Trust Account and to pay the Corporation's franchise taxes. Notwithstanding the foregoing, in no event may interest earned on the Trust Account be released pursuant to clause (x) of the preceding sentence if such release would reduce the balance in the Trust Account below the balance immediately following the consummation of the Corporation's IPO.

          (B) Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the GCL. In the event that a majority of the shares cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate any Business Combination if the holders of 30% or more of the IPO Shares (as defined below) exercise their redemption rights described in Paragraph C below.

          (C) In the event that a Business Combination is approved in accordance with the above Paragraph B and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock issued in the IPO (the "IPO Shares") who voted against the Business Combination may, contemporaneous with such vote, demand that the Corporation redeem his IPO Shares for cash. If so demanded, the Corporation shall, promptly after consummation of the Business Combination, redeem such shares for cash at a per share redemption price equal to the quotient determined by dividing (i) the amount of the Trust Account (inclusive of any interest earned thereon, less (x) any amount necessary to pay accrued federal, state or local income tax on such interest, calculated as of two business days prior to the consummation of the Business Combination, and (y) up to an aggregate amount of $1,000,000 of the interest earned on the Trust Account, net of taxes payable, which will be released to the Corporation upon its demand, and (c) the deferred portion of the IPO underwriters' deferred discount), by (ii) the total number of IPO Shares outstanding at that date.

         (D) A holder of IPO Shares shall be entitled to receive funds from the Trust Account only in the event of (i) a liquidation of the Trust Account to holders of IPO Shares in connection with the dissolution of the Corporation pursuant to the terms of the investment management trust agreement governing the Trust Account or (ii) in the event he demands redemption of his shares in accordance with paragraph (C), above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account or any amount or other property held therein. A holder of securities issued in the private placement concurrently with or prior to the consummation of the IPO shall not have any right or interest of any kind in or to the Trust Account.


          (E) Unless and until the Corporation has consummated a Business Combination as permitted under this Article Sixth, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, stock purchase, asset acquisition or otherwise.



     SEVENTH: Subject to any rights of the holders of any series of Preferred Stock to elect additional directors (as specified in any Preferred Stock Designation related to such series of Preferred Stock), the Board shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation's Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.


     EIGHTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:


          (A) The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

          (B) Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

          (C) The Board shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

          (D) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interests, or for any other reason.

          (E) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.


     NINTH:


          (A) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

          (B) The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.


     TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under
Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.



     ELEVENTH: Prior to the date and time of the closing of the Corporation's IPO, this Third Amended and Restated Certificate of Incorporation may be amended by the written consent of the holders of a majority of the issued and outstanding stock of the Corporation in accordance with Section 228 of the General Corporation Law.


                                    * * * * *

     5. The foregoing amendment and restatement has been duly adopted in accordance with the provisions of Section 141, 242 and 245 of the General Corporation Law by the directors of the Corporation, and in accordance with the provisions of Sections 228, 242 and 245 by the holders of a majority of the issued and outstanding stock of the Corporation.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, Inter-Atlantic Financial, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Andrew Lerner, its Chief Executive Officer, on the __th day of ___________ 2007.



                                        /s/ Andrew S. Lerner
                                        ----------------------------------------
                                        Andrew S. Lerner

                                        Chief Executive Officer